Exhibit 4.2

Execution Version

AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Registration Rights Agreement (as defined below) dated as of June 18, 2020, among Centogene N.V., a Dutch limited liability company (the “Company”) and certain holders of Common Shares of the Company signatory hereto (each a “Required Party” and collectively, the “Required Parties”).

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Rights Agreement.

WHEREAS, the Company and the Shareholders have entered into a registration rights agreement, dated November 12, 2019 (the “Registration Rights Agreement”), pursuant to which, among other things, the Company has granted the Shareholders certain rights to include their Registrable Securities in certain registration statements filed by the Company under the Securities Act;

WHEREAS, Section 5.03 of the Registration Rights Agreement states that the provisions of the Registration Rights Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of the Registration Rights Agreement may not be given without the written consent of the Company and holders of two-thirds of the Registrable Securities; provided, however, that in no event shall the obligations of any holder of Registrable Securities be materially increased or the rights of any Shareholder be materially adversely affected (without similarly adversely affecting the rights of all Shareholders), except upon the written consent of such holder;

WHEREAS, the Required Parties hold at least two-thirds of the Registrable Securities; and

WHEREAS, the parties hereto desire to amend the Registration Rights Agreement in the manner set forth below.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Section 5.02 of the Registration Rights Agreement shall be amended and restated in its entirety as follows:

“Notices. Any and all notices, requests or other communications (each, a “Notice”) required or permitted under this Agreement must be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by certified mail, postage prepaid and return receipt requested, or (iv) electronically sent by facsimile or email. Such Notice shall be deemed duly given and effective on the earliest of (a) the date of the delivery, if delivered personally, (b) the Business Day after dispatch by documented overnight delivery service, if sent in such manner, (c) the fifth (5th) Business Day after sent by certified mail, if sent in such manner, (d) the date of electronic transmission, if such Notice is delivered via email (provided the sender does not receive a machine-generated rejection of transmission) or (e) upon actual receipt by the party to whom such Notice is given. The address for such Notices shall be as follows:

If to the Company to:

Centogene N.V.

Attention: Chief Financial Officer

Am Strande 7, 18055

Rostock, Germany

Email: richard.stoffelen@centogene.com

with a copy to:

Davis Polk & Wardwell London LLP

Attention: Leo Borchardt

5 Aldermanbury Square

London EC2V 7HR, United Kingdom

Email: leo.borchardt@davispolk.com

if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to the Company as set forth below.

Any Person that becomes a Shareholder after the date hereof shall promptly provide its address and email address to the Company.”

2.   Section 3.06 of the Registration Rights Agreement shall be amended and restated in its entirety as follows:

“Participation in Public Offering.  No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements (which, in the case of any Public Offering pursuant to Section 3.02 shall be any pricing committee established by the management board or the supervisory board of the Company), and (b) promptly completes and executes (and, if reasonably required, promptly has medallion-guaranteed, notarized and apostilled) all questionnaires, powers of attorney, indemnities, underwriting agreements, custody agreements, other agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.”

3.   Except as set forth herein, the Registration Rights Agreement shall remain unchanged and in full force and effect in all other respects. This Amendment shall form a part of the Registration Rights Agreement for all purposes, and every Shareholder shall be bound hereby.

4.   The provisions of Sections 5.04 (Governing Law), 5.08 (Counterparts; Effectiveness; Third Party Beneficiaries) and 5.10 (Severability) of the Registration Rights Agreement shall apply, mutatis mutandis, to this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

CENTOGENE N.V.

By:	/s/ Arndt Rolfs
	Name:	Arndt Rolfs
	Title:	Chief Executive Officer

[Company’s Signature Page to Amendment No. 1 to Registration Rights Agreement]

By:	/s/ Arndt Rolfs
	Name:	Arndt Rolfs

[Required Party’s Signature Page to Amendment No. 1 to Registration Rights Agreement]

CAREVENTURES FUND II S.C.SP

By:	/s/ Maxime de Thomaz
Name: Maxime de Thomaz
Title: director of caraventures Fund II GP Sarl, for and on behalf of Careventures Fund II S.C.SP

[Required Party’s Signature Page to Amendment No. 1 to Registration Rights Agreement]

DPE DEUTSCHLAND II A GMBH & CO. KG

By:	/s/ Guido Prehn
Name: Guido Prehn
Title: Managing Director

[Required Party’s Signature Page to Amendment No. 1 to Registration Rights Agreement]

DPE DEUTSCHLAND II B GMBH & CO. KG

By:	/s/ Guido Prehn
Name: Guido Prehn
Title: Managing Director

[Required Party’s Signature Page to Amendment No. 1 to Registration Rights Agreement]

TVM LIFE SCIENCE INNOVATION I L.P.

By:	/s/ Gary Leatt
Name: Gary Leatt
Title: Director

[Required Party’s Signature Page to Amendment No. 1 to Registration Rights Agreement]